Exhibit 99.12

EXHIBIT A

SUMMARY OF PROPOSED TERMS AND CONDITIONS FOR UP TO $70 MILLION EXIT FACILITY

I.   DESCRIPTION OF THE TRANSACTION AND THE PARTIES:

TRANSACTION:	A $70.0 million senior secured credit facility consisting of a $40.0 million first lien senior secured revolving line of credit and a $30.0 second lien term loan.

BORROWERS:

Curative Health Services, Inc. and its wholly-owned subsidiaries as debtors and debtors in possession in their Chapter 11 Cases including, without limitation, all Borrowers, Guarantors or Co-Borrowers as defined in the Prepetition Facility (“Borrowers”).

ADMINISTRATIVE AGENT:	GE Healthcare Financial Services, Inc. (“GE-HFS”) or an affiliate thereof designated by GE-HFS would serve as agent (“Agent”).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER:	GE Capital Markets, Inc. (“GECM”)

LENDERS:	A syndicate of financial institutions (including GE-HFS individually) assembled by GECM to provide the Credit Facility (as defined below).

USE OF PROCEEDS:

Financing to allow the Borrowers to emerge from their Chapter 11 Cases pursuant to a plan or plans of reorganization approved in writing by Lender and by Borrowers and confirmed by the Bankruptcy Court (collectively the “Plans”) and to continue operating as reorganized debtors after confirmation of the Plans and the Plan(s)’ Effective Date.

II. DESCRIPTION OF THE EXIT FACILITY:

FACILITY AMOUNT:	A $70.0 million senior secured credit facility (the “Credit Facility”) consisting of:

(a) a revolving credit facility of up to $40.0 million (the “Revolving Credit Facility” or the “Revolver”); and (b) a $30.0 million second lien term loan (the “Second Lien Loan”).

Revolving Credit Facility:

A five year Revolving Credit Facility in the maximum aggregate principal amount of up to $40 million (“Maximum Revolver Commitment Amount”), subject to Availability, as defined below, and calculated substantially similar to the Prepetition Facility (the Amended and Restated Credit Agreement dated as of April 23, 2004) except to the extent modifications are required by the intervening Chapter 11 filings. At Borrowers’ request, Lender may agree to make a portion of the Revolving Credit Facility available for the issuance of letters of credit, (“Letters of Credit”) on terms and conditions to be determined (the “Letter of Credit Subfacility”).

Revolver Availability:

Not to exceed the lesser of (a) the Maximum Revolver Commitment Amount, and (b) the sum of (i) up to eighty-five percent (85%) of the Borrowers’ net eligible accounts receivable, less applicable reserves applied by Lender (to be defined in the Exit Facility documentation), and (ii) up to sixty percent (60%) of Borrowers’ eligible inventory (to be defined in the Exit Facility documentation), valued at the lower of cost or market, less applicable reserves. Lender would retain the right from time to time to establish and/or modify advance rates, standards of eligibility and reserves against availability in its reasonable discretion. Confirmation of the foregoing advance rates is subject to due diligence. The face amount of any and all Letters of Credit will reduce availability under the Revolver on a dollar-for-dollar basis.

Amortization:

Subject to compliance with the Exit Facility documents, the Borrowers may borrow, repay and re-borrow under the Exit Facility. All principal amounts outstanding under the Exit Facility will be payable at maturity, whether at the stated maturity, on acceleration or otherwise.

Second Lien Loan:

The Second Lien Loan would be advanced in one draw on the closing date and have a term of six (6) years. The principal balance of the Second Lien Loan would be due in one payment at maturity. Amounts repaid on the Second Lien Loan may not be reborrowed.

Incremental Facility:

The Borrower shall have the right to increase the size of the Credit Facility, at Agent’s and Borrower’s mutual agreement, in an aggregate amount of up to $25 million (the “Incremental Facility”) at any time after the closing date, from existing Lenders and/or new Lenders mutually acceptable to Agent and Borrower, provided that (i) no default or event of default shall have occurred and be continuing, (ii) no commitment of any Lender shall be increased without the consent of such Lender, and (iii) Borrower shall have satisfied such other conditions as shall be determined by Agent. The Incremental Facility shall become part of the Credit Facilities. The Applicable Margins set forth below shall be increased, if applicable, to the current market rates of the Incremental Facility.

III.  INTEREST AND FEES

INTEREST:

Interest would be payable on the daily outstanding principal balance of all loans initially at a floating rate per annum equal to the “Index Rate” plus the “Applicable Margin”. After the earlier of a period of forty-five (45) days after closing or the closing of the primary syndication of the Credit Facility, Borrower would also be entitled to request, upon three business days prior notice, that all or a portion of the outstanding principal balance of the loans bear interest at a per annum rate equal to “LIBOR” plus the Applicable Margin.

Borrower would be required to pay interest monthly in arrears on the daily outstanding principal balance of the loans on which interest has been calculated using the Index Rate. When selecting the LIBOR option, Borrower would be entitled to choose one, two, or three month interest periods, provided that no more than five interest periods may be in effect at any one time. Borrower would be required to pay interest on LIBOR loans in arrears on the last day of the interest period. In the event Borrower repays any LIBOR loan on a day other than the last day of an interest period for such loan or fails to borrow a requested LIBOR loan on the date funding was requested, Borrower would be required to pay a LIBOR breakage fee to Lenders.

All interest will be calculated based on a 360-day year and actual days elapsed. “Index Rate” means a floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” or the Federal Funds Rate plus 50 basis points. “LIBOR” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which is published by the British Bankers’ Association, and currently appears on Telerate Page 3750, as of 11:00 a.m. (London time) on the day which is two business days prior to the first day of such interest period adjusted for reserve requirements. The definitions of “Index Rate” and “LIBOR” have been abbreviated and the Credit Facility documentation will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements. The Credit Facility documentation will contain LIBOR breakage provisions, LIBOR borrowing mechanics and other LIBOR definitions.

Default Rate:	The Applicable Margins may be increased by up to 2.0% and the LIBOR option may be suspended after the occurrence of a default.

Applicable Margins:	The “Applicable Margin” (on a per annum basis) for each type of loan and for purposes of calculating certain fees will be as set forth below:

	Applicable Revolving Credit Facility Index Margin:	1.50%
	Applicable Revolving Credit Facility LIBOR Margin:	2.75%
	Applicable Second Lien Loan Index Margin:
	Applicable Second Lien Loan LIBOR Margin:

FEES:	The following fees shall be payable in connection with the Exit Facility.

Commitment Fee: $250,000 due and payable to Lender upon GEHFS’s issuance and Borrowers’ acceptance of a commitment letter. The Commitment Fee would be fully credited towards the Closing Fee due on the closing date.

Closing Fee: On the closing date of the Exit Facility, Borrowers shall pay agent a Closing Fee equal to one and one-half percent (1.50%) of the Credit Facility Amount ($1,050,000). The $450,000 DIP Exit Fee due under the DIP Facility (as identified in the covering letter) would be fully credited against the Closing Fee due under the Exit Facility (ie. $350,000 incremental fee owed at Exit Facility closing after paying the $450,000 DIP Facility Exit Fee and above $250,000 Commitment Fee).

Collateral Management Fee: Borrowers shall pay Lender a Collateral Management Fee equal to $75,000 per annum, payable annually in advance on the closing date and each anniversary thereof, in addition to all actual out-of-pocket audit and, if applicable, appraisal fees in connection with audits and appraisals of Borrowers’ books and records and such other matters as Lender shall deem appropriate.

Unused Facility Fee: Borrowers shall pay an unused facility fee equal to 0.50% per annum on the average unused daily balance of the Revolving Credit Facility, which shall be payable monthly in arrears.

Letter of Credit Fee: If applicable, Borrowers shall pay a letter of credit fee equal to 2.75% per annum on the undrawn face amount of all letters of credit issued under the Revolving Credit Facility, which shall be payable monthly in arrears, plus any charges assessed by the issuing bank thereof.

IV. SECURITY:

To secure all obligations of Borrowers under the Exit Facility (except in the case of the Second Lien Loan), Lender will receive a fully perfected first priority security interest in all collateral identified in the Prepetition Facility and the DIP Facility; through the Exit Facility, including all existing and after acquired real and personal, tangible and intangible assets of the Borrowers, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds) (collectively, the “Collateral”).

All obligations of Borrowers under the Second Lien Loan would be secured by second priority security interests in all the Collateral

All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Lender. In addition, Lender shall receive a pledge of all of the issued and outstanding stock of the Borrowers and all of their respective subsidiaries. All such obligations will be cross-defaulted to each other and to all other material indebtedness of the Borrowers and their respective subsidiaries.

V. PROVISIONS RELATING TO PREPAYMENTS

OPTIONAL PREPAYMENTS.

Subject to compliance with the terms of the Exit Facility documents, the payment of any LIBOR breakage fees and, if applicable, prepayment premium described below, Borrowers may borrow, repay and re-borrow under the Exit Facility in its/their discretion. Prepayments on the Second Lien Loan will not be permitted until the outstanding balance due under the Revolving Credit Facility is zero and all outstanding letters of credit are cash-collateralized at 105%, at which point voluntary prepayments would be permitted in whole or in part subject to the prepayment premium described below.

MANDATORY PREPAYMENTS:

Mandatory prepayments to include: (a) a prepayment in an amount equal to the amount by which the outstanding balance under the Revolving Credit Facility exceeds availability and/or the Maximum Revolver Commitment Amount, and (b) following a disposition of assets, receipt of insurance or condemnation proceeds and the issuance of any equity or debt securities, a prepayment in such amounts (and subject to such baskets, if any) as shall be agreed upon.

PREPAYMENT PREMIUM:

Borrowers shall pay a prepayment premium in the event the Exit Facility is terminated (excluding mandatory prepayments following disposition of assets) prior to the second anniversary of the closing date, in an amount equal to the aggregate commitment amount under the Exit Facility, multiplied by three percent (3%) during the first twelve and one percent (1%) during the second twelve (12) months.

VI. CERTAIN CONDITIONS

FINANCIAL COVENANTS:	Financial covenants to be mutually agreed upon may include, but not be limited to the following:

• Maximum Days Sales Outstanding (DSO); and • Minimum Fixed Charge Coverage (EBITDA – Cash Taxes – Cap-Ex) / (Principal + Interest). • Maximum Total Debt to EBITDA

Financial covenants would be set under levels and definitions to be mutually agreed upon, but in form and substance contained in the Prepetition Facility.

FINANCIAL REPORTING:

The Exit Facility documentation would require Borrowers, on a periodic basis, to provide to GE-HFS internally prepared financial statements. Annually, Borrowers would be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a debt compliance letter from Borrowers’ auditors. Borrowers would provide other information reasonably requested by GE-HFS. All financial statements shall be prepared on a consolidated and consolidating basis. In addition, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrowers with the Bankruptcy Court or the U.S. Trustee in the Bankruptcy Proceeding, or distributed by or on behalf of Borrowers to any official committee in the Bankruptcy Proceeding subsequent to confirmation of the Plans, shall be provided to Lender at the same time such information is provided to such other parties.

CONDITIONS TO CLOSING:

Lender’s obligation to close the Exit Facility and to make an initial funding thereunder at closing shall be conditioned upon satisfaction (in Lender’s and its counsel’s sole discretion) of certain conditions precedent as are customary for financings of this type and otherwise deemed appropriate by the Lender for this transaction in its sole discretion, including but not limited to those pertaining to completion of all due diligence, negotiation, execution and delivery of all definitive documents pertaining to the Exit Facility, receipt by Lender of all fees and expenses payable on the Closing, receipt of customary deliverables from the Borrowers, including all governmental and third party approvals, consents and undertakings, legal opinions and evidence of solvency, review of the Borrowers’ cash management system, receipt of satisfactory lien, tax lien, judgment and litigation searches, absence of any material adverse change. Confirmation of the Borrowers’ Plans by the Bankruptcy Court pursuant to a Confirmation Order that is final and non-appealable and not subject to any other review or challenge (or, at Lender’s sole option, in effect and not stayed when the Exit Facility is closed notwithstanding the existence of a pending appeal or other review or challenge). Both the Plans and the Confirmation Order will be acceptable to Lender in form and substance and the Plans will have been confirmed by a Final and non-appealable Confirmation Order and the Plans’ Effective Date will occur by June 30, 2006, unless Lender agrees in writing and in its sole discretion to extend that date;

There will be adjudications by the Bankruptcy Court, acceptable in form and substance to Lender, that: (i) the Exit Facility is a valid obligation of the Borrowers as reorganized debtors according to the terms of the loan and security documents; (ii) Lender has been granted and will have valid liens and security interests in all of Lender’s Collateral having the first priority described above; (iii)

the Exit Facility, together with the payment of any cash differential that may be due to Lender, will constitute valid full and indefeasible payment to Lender of the DIP Facility previously approved by the Bankruptcy Court; in light of the expiration of any lookback period established in a Final DIP financing order that the Bankruptcy Court has entered, and notwithstanding the Plans’ establishment of a litigation trust and any other reservation of claims, there will be no challenge of any kind to any rights or interests of Lender or any affiliate of Lender relating to the Exit Facility or any prior transactions with the Borrowers, including, without limitation, the Prepetition Facility, the DIP Facility provided by GE-HFS, and/or the repayment of the Exiting Facility by the DIP Facility. The Bankruptcy Court’s order(s) making such adjudications will be contained either in the Confirmation Order or another simultaneously entered order. In all events, these orders will be acceptable to Lender in form and substance and will be final, non-appealable and not subject to any other review or challenge (or, at Lender’s sole option, in effect and not stayed, when the Exit Facility is closed notwithstanding the existence of a pending appeal or other review or challenge).

CONDITIONS TO FUNDING:

The making of any advances shall be subject to (a) the accuracy of all representations and warranties, (b) no default or event of default at the time of or after giving effect to the making of such advance and (c) the absence of any material adverse change in the business, financial or other condition of the Borrower(s), their industry or the collateral, or in Lender’s ability to enforce its rights under the Exit Facility documents.

VII. CERTAIN DOCUMENTATION MATTERS

The Exit Facility documents shall contain such representations, warranties, covenants (affirmative, negative, financial and collateral), indemnities, events of default and protective provisions as are customary for financings of this type and otherwise deemed appropriate by the Agent for this transaction in its sole discretion, including, without limitation, the following:

•      Borrowers shall provide Agent or its agent, at Borrowers’ cost and expense, with access to Borrowers’ facilities, management and auditors for the purposes of auditing and inspecting the collateral, the facilities and the Borrowers’ records.

•      Borrowers shall execute all documents reasonably consistent with the Prepetition Facility.

The Second Lien Loan may be governed by the Exit Facility documentation or may be governed by separate documentation, at the option of the Agent. The Second Lien Loan will not benefit from a cross-default to the first lien senior secured Credit Facility, but will be subject to a cross-acceleration provision. The Second Lien Loan will have similar nonfinancial covenants as described above, and will include limited financial covenants, provided that all such covenants shall not be more restrictive than as set forth in the Credit Facility documentation. The Second Lien lenders and their agent (which may be Agent in such capacity) shall have entered into an intercreditor agreement with Agent and Lenders, in form and substance satisfactory to the Agent and Lenders.

VIII. OTHER TERMS AND CONDITIONS

•      Completion by Lender of all business and legal due diligence with results satisfactory to Lender.  Business due diligence will include a full collateral audit customary of transactions of this type.  Without limiting the forgoing, the corporate structure, capital structure, other debt instruments, material contracts and governing documents and accounting and financial information systems of Borrowers must be acceptable to Lender.  All contracts, other than those entered into under the ordinary course of business, re-purchase agreements and all other third party agreements to be acceptable to Lender in its sole discretion.

•      Acceptable cash management (including a lockbox and dominion of cash to Lender), accounting and financial information systems. Cash receipts will be credited against theoutstanding loan balance one (1) business day after confirmed receipt in the Borrowers’ applicable cash account.

•      Reporting requirements, documentation, conditions precedent, representations and warranties, indemnities, events of default and remedies as required by the Lender.

•      Limitations on capital expenditures; loans, advances, investments and guarantees; sale of assets; additional indebtedness; management fees; and the prepayment of subordinated debt.

•      Minimum adjusted EBITDA for LTM ended 3/31/06 of $14.5 million.

•      Governing law: New York

•      Rights of: Inspection; access to facilities; management and auditors.

•      Lender syndication/assignment rights.

•       As of the closing date, there will have been (i) since Borrowers’ last audited financial statements, no material adverse change, individually or in the aggregate, in the business, financial or other condition of Borrowers, the industry in which Borrowers operates, or the collateral which will be subject to the security interest granted to Lender or in the prospects or projections of Borrowers, (ii) no litigation commenced which, if successful, would have a material adverse impact on, its business or ability to repay the loans, or which would challenge the transactions under consideration, and (iii) since Borrowers’ last audited financial statements, no material increase in the liabilities, liquidated or contingent, of Borrowers, or a material decrease in the assets of Borrowers.

•      Other mutually agreeable terms and conditions as deemed appropriate by either party.

Schedule 1

GE Healthcare Financial Services Wire Instructions

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